EXHIBIT 99.1

Valspar
1101 South Third Street
Minneapolis, MN 55415
612.332.7371

FOR IMMEDIATE RELEASE	July 25, 2005

THOMAS R. MCBURNEY ELECTED CHAIRMAN OF VALSPAR BOARD

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE-VAL) announced today that its board of directors elected Thomas R. McBurney, 67, currently a director of Valspar, chairman of the board. McBurney, a non-executive chairman, replaces Richard M. Rompala, who is retiring after serving seven years as chairman and 10 years as chief executive officer. As previously announced, William L. Mansfield was elected president and chief executive officer in February 2005.

McBurney has been a member of the Valspar board since 1987. He is president of McBurney Management Advisors and serves as a director on the boards of Wenger Corporation, Meritex Enterprises, Inc., American Express Certificate Company, Transport Corporation of America, Inc. and Greenspring Companies. Additionally, he has served as board chair of numerous non-profit organizations, including Minnesota Public Radio, Minnesota Opera and Freedom From Hunger.

Prior to forming McBurney Management Advisors, he was a senior executive of The Pillsbury Company, where he worked from 1968 to 1989. McBurney is a graduate of Dartmouth College, and he received his MBA from the Amos Tuck School of Business at Dartmouth.

Commenting on his appointment, McBurney said: “Valspar is a growing company with many exciting opportunities. As chairman, I look forward to supporting Bill Mansfield and his talented executive team in achieving Valspar’s growth objectives.”

With fiscal 2004 sales of $2.4 billion, Valspar is a global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish and floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other investor information are available on the Internet at (www.valspar.com).

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.